Exhibit 5
OFFICE OF THE CHIEF STATE LAW ADVISER
Private Bag X9069, 12th Floor, Atterbury House, 9 Riebeeck Street, Cape Town, 8001
Tel (021) 441 4900 — Fax (021) 421 7996
The Minister of Finance
Private Bag X115
PRETORIA
0001
Republic of South Africa
December 18, 2009
Dear Minister Gordhan
As Chief State Law Adviser of the Republic of South Africa (the “Republic” or “South Africa”), I have acted as counsel for the Republic in connection with the filing of a shelf registration statement of the Republic filed with the Securities and Exchange Commission of the United States on or about December 18, 2009.
I have examined such documents and instruments as I have deemed necessary to give this opinion, including, but not limited to, sections 66(2), 71 and 72 of the Public Finance Management Act, 1999 (Act No. 1 of 1999), as amended, the Amended and Restated Fiscal Agency Agreement, dated as of May 15, 2003, between South Africa and Deutsche Bank Trust Company Americas (formerly named Bankers Trust Company), as Fiscal Agent, a form of Global Note and an Underwriting Agreement, dated September 26, 2007, and hereby opine that—
1.	all necessary action has been duly taken by or on behalf of South Africa, and all necessary approvals and consents required under the laws of South Africa have been obtained, for the due authorization of the debt securities (“Debt Securities”); and

2.	when duly executed and delivered against payment therefore, pursuant to any relevant underwriting agreement, pricing agreement or other contractual arrangement, the Debt Securities will be duly executed and will constitute the valid, legally binding, direct, unconditional and general obligations of South Africa and will rank pari passu, without any preference one over the other by reason of priority of date of issue, currency of payment or otherwise, with all other unsecured indebtedness of South Africa in respect of money borrowed by South Africa and guarantees given by South Africa in respect of money borrowed by others.
I hereby consent to the use of my name and the making of the statements with respect of me that are set forth under the caption “Validity of the Securities” in the prospectus of the Republic included in the registration statement by South Africa with the Securities and Exchange Commission and to the filing of this opinion with the Securities and Exchange Commission. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Yours faithfully

By:	/s/ Enver Daniels
Enver Daniels
CHIEF STATE LAW ADVISER REPUBLIC OF SOUTH AFRICA